UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Walker, Clemons F.
   748 Rising Star
   Henderson, NV  89104
2. Issuer Name and Ticker or Trading Symbol
   Pease Oil and Gas Company
   WPOG
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
     January 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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  $0.10 Par Value Common St|01/31/|X*  | |41,667            |A  |$1.25      |142,062            |D     |                           |
ock                        |97    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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  Option To Purchase C|$2.97   |01/27|A   | |7,500      |A  |0/7/2|01/26|common stock|7,500  |       |7,500       |D  |            |
ommon Stock           |        |/97  |    | |           |   |7/97 |/01  |            |       |       |            |   |            |
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  Warrant To Purchase |$1.92   |N/A  |N/A |N|N/A N/A    |A,D|09/30|08/13|common stock|53,813 |       |Warrants to |D  |            |
Common Stock          |        |     |    |/|           |   |/94  |/98  |            |       |       |Purchase    |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$1.92   |N/A  |N/A |N|N/A N/A    |A,D|03/27|08/13|common stock|10,000 |       |212,686 Shar|D  |            |
Common Stock          |        |     |    |/|           |   |/95  |/98  |            |       |       |es          |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$0.83   |N/A  |N/A |N|N/A N/A    |A,D|05/16|05/15|common stock|18,000 |       |            |D  |            |
Common Stock          |        |     |    |/|           |   |/95  |/00  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$0.70   |N/A  |N/A |N|N/A N/A    |A,D|06/23|08/13|common stock|40,000 |       |            |D  |            |
Common Stock          |        |     |    |/|           |   |/95  |/98  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$1.25   |01/31|X*  |N|N/A 16,667 |A,D|N/A  |N/A  |common stock|N/A    |       |            |D  |            |
Common Stock          |        |/97  |    |/|           |   |     |     |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$0.75   |N/A  |N/A |N|N/A N/A    |A,D|03/09|03/08|common stock|40,000 |       |            |D  |            |
Common Stock          |        |     |    |/|           |   |/96  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$0.75   |N/A  |N/A |N|N/A N/A    |A,D|03/09|02/12|common stock|10,000 |       |            |D  |            |
Common Stock          |        |     |    |/|           |   |/96  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$1.25   |01/31|X*  |N|N/A 25,000 |A,D|N/A  |N/A  |common stock|N/A    |       |            |D  |            |
Common Stock          |        |/97  |    |/|           |   |     |     |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$0.75   |N/A  |N/A |N|N/A N/A    |A,D|03/09|02/12|common stock|30,248 |       |            |D  |            |
Common Stock          |        |     |    |/|           |   |/96  |/01  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Warrant To Purchase |$2.00   |N/A  |N/A |N|N/A N/A    |A,D|08/27|08/26|common stock|10,625 |       |            |D  |            |
Common Stock          |        |     |    |/|           |   |/96  |/99  |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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  Series A Cum. Conv. |$6.00   |N/A  |N/A |N|N/A N/A    |A,D|Immed|N/A  |Com.Stk./War|294/294|       |100 shares* |D  |            |
Preferred Stock       |        |     |    |/|           |   |     |     |rants       |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
 * Shares issued in connection with the exercise of warrants. The warrants were part of a Unit sold in a private placement in 1995. The Company's Board of Directors unanimously approved a call on all the warrants issued in connection with that private placement on December 7, 1996.
 ** The Series A Cumulative Convertible Preferred Stock is currently convertible into the Company's $0.10 par value common stock and warrants to purchase common stock at a ratio of 3.125 to 1. SIGNATURE OF REPORTING PERSON
Patrick J. Duncan, Attorney-in-Fact for Clemons F. Walker
DATE
  February 6, 1997